As filed with the Securities and Exchange Commission on September 3, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

Fiverr International Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Fiverr International Ltd. 8 Eliezer Kaplan St, Tel Aviv 6473409, Israel Tel: +972-72-2280910 (Address of principal executive offices)	Not Applicable (Zip code)

2020 Employee Share Purchase Plan
(Full title of the plan)

C T Corporation System
28 Liberty Street
New York, NY 10005
(Name and address of agent for service)

212-894-8940
(Telephone number, including area code, of agent for service)

Copies to:

Joshua G. Kiernan Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF, UK Tel: + 44 20 7710-5820 Fax: +44 20 7374-4460	Shachar Hadar Elad Ziv Meitar | Law Offices 16 Abba Hillel Road Ramat Gan 5250608, Israel Tel: +972 (3) 610-3100 Fax: +972 (3) 610-3111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Ordinary Shares, no par value per share	410,000 shares	(2)	$114.215	(3)	$46,828,150	(3)	$6,079

(1)
Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional ordinary shares, no par value per share (“Ordinary Shares”) of Fiverr International Ltd. (the “Registrant”), which may become issuable under the  2020 Employee Share Purchase Plan (the “2020 ESPP”) by reason of any share split, share dividend, recapitalization or other similar transaction.

(2)
Represents 410,000 Ordinary Shares initially reserved for issuance under the 2020 ESPP. The number of Ordinary Shares reserved for issuance under the 2020 ESPP will automatically increase on January 1 of each calendar year, from January 1, 2022 through January 1, 2030, by that number of Ordinary Shares equal to the lesser of: (i) 1% of the total number of Ordinary Shares outstanding as of the last day of the immediately preceding calendar year on a fully diluted basis, and (ii) such smaller amount determined by the board of directors of the Registrant.

(3)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Ordinary Shares of $114.215, as reported on the New York Stock Exchange, on August 28, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.      PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.      REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

Information Required in the Registration Statement

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s annual report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 31, 2020;

(b)	The Registrant’s reports on Form 6-K, filed with the Commission on July 16, 2020 and August 20, 2020; and

(c)
The description of the Registrant’s Ordinary Shares contained in the Registrant’s registration statement on Form 8-A filed on June 4, 2019 (File No. 001-38929) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K furnished by the Company to the Commission (which indicate that they are incorporated herein by reference) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.      DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•      financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•      reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent and (2) in connection with a monetary sanction;

•       reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•       expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the “Israeli Securities Law”).

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•      a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•      a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•      a financial liability imposed on the office holder in favor of a third-party;

•      a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•      expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•      a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•      a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•      an act or omission committed with intent to derive illegal personal benefit; or

•      a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the Chief Executive Officer, by shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy, that compensation policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association allow us to indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $40 million and 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the Commission, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.      EXHIBITS.

Exhibit Number	Description of Exhibit
3.1
Amended and Restated Articles of Association of the Registrant, as currently in effect (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (File No. 001-38929) filed on March 31, 2020).

5.1+	Opinion of Meitar | Law Offices as to the legality of the Registrant’s Ordinary Shares.

23.1+	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global, independent registered public accounting firm.

23.2 +	Consent of Meitar | Law Offices (included in Exhibit 5.1).

24.1+	Power of Attorney (included on signature page).

99.1+	2020 Employee Share Purchase Plan.

+ Filed herewith

ITEM 9.      UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes:

(1)         to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)              to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

iii)            To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 3rd day of September 2020.

FIVERR INTERNATIONAL LTD.

By:	/s/ Micha Kaufman
Name: Micha Kaufman
Title: Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Fiverr International Ltd., hereby severally constitute and appoint Micha Kaufman and Ofer Katz, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Micha Kaufman	Co-Founder, Chief Executive Officer and Chairman of the Board	September 3, 2020
Micha Kaufman	(Principal Executive Officer)

/s/ Ofer Katz	Chief Financial Officer	September 3, 2020
Ofer Katz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Philippe Botteri	Member of the Board	September 3, 2020
Philippe Botteri

/s/ Adam Fisher	Member of the Board	September 3, 2020
Adam Fisher

/s/ Ron Gutler	Member of the Board	September 3, 2020
Ron Gutler

/s/ Gili Iohan	Member of the Board	September 3, 2020
Gili Iohan

/s/ Jonathan Kolber	Member of the Board	September 3, 2020
Jonathan Kolber

/s/ Nir Zohar	Member of the Board	September 3, 2020
Nir Zohar

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Fiverr International Ltd., has signed this Registration Statement on Form S-8, in the City of San Francisco, State of California, on September 3, 2020.

FIVERR INC.

(Authorized Representative in the United States)

By:	/s/ Jinjin Qian
Name: Jinjin Qian
Title: VP, Strategic Finance